UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Emtec, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Copies of all communications to:

Scott K. Baker

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 1910

215-994-2992

EMTEC, INC.

572 Whitehead Road

Trenton, New Jersey 08619

__________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2006

__________________

Dear Stockholders,

The Annual Meeting of Stockholders of Emtec, Inc. (the “Company”) will be held at the Courtyard Marriott Hotel, 260 Scotch Road, Ewing, New Jersey 08628, on May 8, 2006, commencing at 10:00 a.m for the following purposes:

•	To elect three Class A directors to the Board of Directors to serve for a term ending at the 2009 Annual Meeting and until his respective successor has been elected and qualified;
•	To elect one Class B director to the Board of Directors to serve for a term ending at the 2007 Annual Meeting and until his successor has been elected and qualified;
•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2006;
•	To ratify the Company’s 2006 Stock-Based Incentive Compensation Plan; and
•	To attend to any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The record date for determining those stockholders who will be entitled to notice of, and vote at, the Annual Meeting, or any adjournment thereof, is April 14, 2006. The stock transfer books of the Company will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy, which is solicited by us and our Board of Directors, and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the Annual Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

EMTEC, INC.

By:	Sam Bhatt,
Secretary

Trenton, New Jersey

April 20, 2006

EMTEC, INC.

572 Whitehead Road

Trenton, New Jersey 08619

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2006

This proxy statement and the accompanying proxy card are being mailed beginning on or about April 20, 2006 to the owners of shares of Common Stock of Emtec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 8, 2006, at 10:00 a.m. at the Courtyard Marriott Hotel, 260 Scotch Road, Ewing, New Jersey 08628 and any adjournment thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting and as further discussed herein. This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors (the “Board”) does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 31, 2005, accompanies this proxy statement.

- i -

TABLE OF CONTENTS

Page
Questions and Answers	1
Change of Control of the Company	3
Corporate Governance	4
Election of Directors (Items 1 and 2 on Proxy Card)	6
Ratification of Independent Public Accountants (Item 3 on Proxy Card)	8
Approval of the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan (Item 4 on Proxy Card)	10
Executive Compensation	16
Management	20
Stock Ownership	22
Certain Relationships and Related Transactions	23
Performance Graph	25
Compliance with Section 16(a) of the Securities Exchange Act of 1934	27
Stockholder Proposals for the 2007 Annual Meeting	27
Other Matters	27
Exhibit A – The Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan	28

- ii -

QUESTIONS AND ANSWERS

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

Q:	WHO IS SOLICITING MY VOTE?
A:

This proxy solicitation is being made on behalf of us and our Board of Directors. Proxies are being solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock.

Q:	WHO IS ENTITLED TO VOTE?
A:

Stockholders as of the close of business on April 14, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, 14,381,286 shares of our Common Stock were outstanding and eligible to vote. Every holder of Common Stock is entitled to one vote for each share held. A list of stockholders eligible to vote will be available at our principal place of business, 572 Whitehead Road, Trenton, New Jersey, beginning April 20, 2006. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

Q:	WHO WILL COUNT THE VOTE?
A:	Representatives of our transfer agent, Zions Bank, will count the votes.

Q:	IS MY VOTE CONFIDENTIAL?
A:

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Zions Bank, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Zions Bank to tabulate and certify the vote and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

Q:	WHAT IS A QUORUM?
A:

A “quorum” is a majority of the outstanding shares of our Common Stock entitled to vote on April 14, 2006. These shares must be present at the Annual Meeting, in person or by proxy, for the meeting to be held for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS?
A:

Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the Annual Meeting. Ratification of each of the appointment of our independent registered public accounting firm and the Company’s 2006 Stock-Based Incentive Compensation Plan requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 1, 2, 3 and 4 has been cast.

Q:	WHO CAN ATTEND THE ANNUAL MEETING:
A:

All stockholders as of April 14, 2006, the record date, can attend. If your shares are held through a broker and you’d like to attend, please bring a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker) to gain entrance to the Annual Meeting.

Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Dinesh R. Desai, our Chairman and Chief Executive Officer, and Stephen C. Donnelly, our Chief Financial Officer, to vote on such matters at their discretion.

Q:	WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A:

As of April 14, 2006, 2006, Mr. Desai owned 7,622,488 shares of our Common Stock (53.0%) and Mary Margaret Grabel, spouse of Keith Grabel, President of Westwood Operations, owned 1,905,622 shares (13.3%).

CHANGE OF CONTROL OF THE COMPANY

On August 5, 2005, we completed our merger under the Agreement and Plan of Merger dated as of July 14, 2005, by and among us, Emtec Viasub LLC, a Delaware limited liability company and our wholly-owned subsidiary (“MergerCo”), and Darr Westwood Technology Corporation, a Delaware corporation (“Darr”). Pursuant to the terms of the Merger Agreement, Darr merged with and into MergerCo, with MergerCo remaining as the surviving company and a wholly-owned subsidiary of Emtec (the “Merger”).

Upon completion of the Merger, all shares of Darr common stock issued and outstanding immediately prior to the merger were exchanged for 9,528,110 shares of our Common Stock, and the former Darr stockholders were issued warrants to purchase an additional 10% of our Common Stock calculated on a fully diluted basis for an aggregate exercise price of $3,695,752, measured on a post exercise price. The issuance of our Common Stock in connection with the Merger gave the former Darr stockholders shares equal to approximately 55.7% of our total outstanding Common Stock post-merger and resulted in a change of control for us.

Also upon completion of the Merger, each of John P. Howlett, Ronald A. Seitz, George Raymond and R. Frank Jerd resigned as our directors. Effective as of August 5, 2005, Dinesh Desai, Keith Grabel, Brian McAdams and Gregory Chandler were appointed as our directors. Mr. Desai, Mr. McAdams and Mr. Chandler are each a Class A director, and Mr. Grabel is a Class B director.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. The Board delegates the conduct of business to the Company’s senior management team. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board and Committee Meetings

Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. Our current Board was elected August 5, 2005 in connection with the completion of the Merger and held one meeting in fiscal 2005. Each current director attended all of the meetings. The Chairman usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may also raise other matters at the meetings.

Since we are not a listed company, we are not required to establish an audit committee. Our Board of Directors believes it can conduct all of the functions of an audit committee without unduly burdening the duties and responsibilities of the individual Board members. Our Board has determined that Mr. Gregory Chandler, an independent member of our Board of Directors, meets the Securities Exchange Commission’s (the “SEC”) definition of an “audit committee financial expert.”

We have a Code of Ethics, which was adopted in its current form in July 2004, applicable to all of its employees, including its Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of its Board. The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct. The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and employees in the attainment of this common goal.

Currently, we do not have a compensation committee. The members of the entire Board deliberate and decide compensation. Mr. Chandler is not and has not been an employee or an officer of our company. Mr. McAdams is our Vice Chairman. Mr. Desai is our Chairman and Chief Executive Officer, and Mr. Grabel is the President of Westwood Operations.

We do not have a nominating committee as the Board has determined, given its relatively small size, to perform this function as a whole. We do not currently have a charter or written policy with regard to the nomination process. At this time, we do not have a formal policy with regard to the consideration of any director candidates recommended by our stockholders because historically we have not received recommendations from our stockholders.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Emtec, Inc., 572 Whitehead Road, Trenton, New Jersey 08619, Attention: Sam Bhatt. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Board.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website (www.emtecinc.com) under the heading “About Us – Investor Relations.” By following the link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone or mail that are directed to the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. Each of our current directors was not a member of the Board of Directors at the time of our 2005 Annual Meeting of Stockholders and, accordingly, did not attend the meeting. Of the directors who were members of the Board at the time of the 2005 Annual Meeting, Mr. Howlett and Mr. Seitz attended the meeting.

Director Independence

The Board of Directors has determined that Gregory Chandler is independent under the listing standards of the National Association of Securities Dealers.

Director Compensation

Our two former independent directors, George Raymond and R. Frank Jerd, each received $15,000 and received 15,000 stock options for service to the Board during the period of April 1, 2005 through August 5, 2005. Each of Mr. Raymond and Mr. Jerd received options to purchase an aggregate of 45,000 shares of Common Stock for services performed during the three year period ended March 31, 2005. Mr. Chandler, as our current independent director, shall receive an annual fee of $20,000, plus stock options at an amount to be determined by the Board. Independent directors receive reimbursement of out-of-pocket expenses incurred for each Board meeting or committee meeting attended and any other expenses incurred while working in his capacity as a Board member.

Directors who are employees of the Company do not receive additional compensation for serving on the Board or committees of the Board.

ELECTION OF DIRECTORS

ITEMS 1 AND 2 ON PROXY CARD

Our Certificate of Incorporation and Bylaws provide that our business will be managed by a Board of Directors. Our Board of Directors currently has four directors, divided into two classes. Three of the directors are Class A directors and one of the directors is a Class B director. Each of the Class A directors serves for a term of three years or until his successor is elected and qualified and the Class B director serves for a term of one year or until his successor is elected and qualified. Our current directors were appointed to our Board upon completion of the Merger and were not elected by our stockholders; therefore, the term of each of our Class A directors, Mr. Desai, Mr. McAdams and Mr. Chandler, and our one Class B director, Mr. Grabel, expires at our 2006 Annual Meeting.

Director candidates are nominated by the Board of Directors. The Board of Directors did not receive any stockholder recommendations of a director candidate to be considered for election at the Annual Meeting.

At the Annual Meeting, three Class A directors and one Class B director are to be elected. Mr. Desai, Mr. McAdams, Mr. Chandler and Mr. Grabel have consented to being named as nominees for director of the Company and have agreed to serve if elected. We do not anticipate that any of them will be unable to stand for election. If that occurred, the Board would designate a substitute. If a substitute were designated, the shares represented by proxy will be voted for the substituted candidate designated by the Board of Directors. You may vote for or withhold from voting on this matter. Assuming a quorum is present, director elections are determined by a plurality of the votes cast at the Annual Meeting.

Information about the Nominees

Nominee for election to the Board of Directors as a Class A director, for a three-year term expiring in 2009.

Dinesh R. Desai	Director since August 5, 2005

Chairman and Chief Executive Officer. From 1986 to the present, Mr. Desai, age 56, has been the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has served as Chairman on the Board of Directors of two private corporations, Westwood Computer Corporation and DARR Westwood Technology Corporation. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a Nonprofit Organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Masters of Science Degree in both chemical and industrial engineering from Montana State University. He earned a Masters in Business Administration from Temple University in 1978.

Brian McAdams	Director since August 5, 2005

Director and Vice Chairman. In the last five years, Mr. McAdams, age 63, has served as a Senior Partner with DARR Global Holdings, as the Vice Chairman of Westwood Computer Corporation, the CEO of Passport Express Services, Inc., and the CEO of My Help Desk, Inc. He has held prior positions as director at two public companies: Crusader Bank Corporation and National Media Corporation, where he served as both Chairman and CEO.

Gregory Chandler	Director since August 5, 2005

Director. Mr. Chandler, age 38, currently works as the Managing Director of the Business and IT Services Investment Banking Practice at Janney Montgomery Scott LLC, where he has been employed since 1999. Prior to this, he worked as a manager in the Office of the CFO consulting practice at PricewaterhouseCoopers. He has also worked in the Business Assurance Practice at Coopers & Lybrand, and served as an officer in the United States Army. Mr. Chandler received his undergraduate degree from the United States Military Academy at West Point and a Masters in Business Administration from Harvard University.

Nominee for election to the Board of Directors, as a Class B director, for a one-year term expiring in 2007.

Keith Grabel	Director since August 5, 2005

Director and President – Westwood Operations. Since 2000, Mr. Grabel, age 53, has held the positions of president and director of Westwood Computer Corporation. For the past year, he has also served as president and director of DARR Westwood Technology Corp. Mr. Grabel graduated from the University of Miami School of Business in 1974.

Board Recommendation

Your Board of Directors unanimously recommends a vote FOR the election of Mr. Desai, Mr. McAdams and Mr. Chandler as Class A directors and FOR the election of Mr. Grabel as a Class B director.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

ITEM 3 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”), as the independent registered public accounting firm, to audit and report on our consolidated financial statements for our fiscal year ended August 31, 2006.

As previously disclosed, as a result of the Merger, the stockholders of Darr became the majority stockholders of Emtec. The Merger with Darr is being treated as a “reverse acquisition” for accounting purposes. As such, the historical financial statements of the accounting acquirer, Darr, have become our historical financial statements. Because Darr’s independent registered public accounting firm, Ernst & Young, LLP (“E&Y”), was different from our independent registered public accounting firm, Baratz and Associates, P.A. (“Baratz”), there was a change in our independent accounting firm as a result of the Merger. Our Board of Directors formally authorized a change in our independent registered accounting firm from Baratz to E&Y upon completion of the Merger.

E&Y was retained as our independent auditors for our fiscal years ended August 31, 2005 and 2004. On March 29, 2006, we dismissed E&Y as the Company’s independent auditor. Our Board of Directors, also functioning as the audit committee, unanimously approved the dismissal of E&Y. E&Y’s reports on the Company’s financial statements for each of our two fiscal years ended August 31, 2005 and 2004, respectively, contained no adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

There were no disagreements between the Company and E&Y during either (i) the fiscal years ended August 31, 2005 and 2004, or (ii) the period September 1, 2005 through March 29, 2006 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports for the prior fiscal years.

There were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, during either (i) the fiscal years ended August 31, 2005 and 2004 or (ii) the period September 1, 2005 through March 29, 2006.

Pursuant to Item 304(a)(3) of Regulation S-K, we have provided E&Y and McGladrey with a copy of this proxy statement. If either of these accounting firms believes the statements made in this proxy statement is incorrect or incomplete, it is entitled to present its views in a brief statement to be included in this proxy statement.

Effective March 29, 2006, our Board, also functioning as the audit committee, approved McGladrey as the Company’s independent registered public accounting firm. We did not consult with McGladrey during either the fiscal years ended August 31, 2005 and 2004 or the period September 1, 2005 through March 29, 2006 with respect to (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event.

One or more representatives of McGladrey are expected to attend the Annual Meeting. They will have the opportunity to speak at the meeting if they desire to do so and will also be available to respond to appropriate questions. Representatives of E&Y are not expected to attend the Annual Meeting.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees

The following table sets forth the aggregate fees incurred by us to for the fiscal years ended August 31, 2005 and 2004 to E&Y, our principal accounting firm for these years:

	2005	2004
Audit Fees	$450,000	$115,000
Audit Related Fees	$0	$0
Tax Fees	$0	$15,000
All Other Fees	$145,000	$10,000
Total	$595,000	$140,000

Audit Fees: The Audit Fees billed by E&Y for the fiscal years ended August 31, 2005 and August 31, 2004, respectively, were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews, and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit Related Fees: The Audit Related Fees for the fiscal years ended August 31, 2005 and August 31, 2004, respectively, would, if applicable, include fees for attendance at the annual stockholders meeting.

Tax Fees: The Tax Fees billed by E&Y for the fiscal years ended August 31, 2005 and August 31, 2004, respectively, were for services performed in connection with income tax compliance.

All Other Fees: All Other Fees billed by E&Y for the fiscal years ended August 31, 2005 and August 31, 2004, respectively, were for professional services rendered relating to acquisitions and other technical services.

Our Board of Directors has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent auditor. The policy provides for pre-approval by the Board of Directors of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Board of Directors must approve the permitted service before the independent auditor is engaged to perform it.

Your Board of Directors unanimously recommends a vote FOR the ratification of the selection of McGladrey & Pullen, LLP as the auditors of the Company.

APPROVAL OF THE EMTEC, INC. 2006 STOCK-BASED

INCENTIVE COMPENSATION PLAN

ITEM 4 ON PROXY CARD

On April 3, 2006, the Board of Directors unanimously adopted the 2006 Stock-Based Incentive Plan (the “Plan”), subject to approval by the stockholders. The number of shares of Company Common Stock available for awards under the terms of the Plan is 1,400,000 (subject to adjustments for stock splits, stock dividends and the like) which equals approximately 10% of the outstanding shares of Common Stock of the Company as of April 3, 2006.

Summary of the Plan

The following general description of certain features of the Plan is qualified in its entirety by reference to the Plan, which is attached to this Proxy Statement as Appendix A. Capitalized terms not otherwise defined in this summary have the meanings given to them in the Plan.

General. The Plan authorizes the grant of options, stock appreciation rights, restricted stock, and deferred stock (collectively called “Awards”). Options granted under the Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, as determined by the Committee (defined below).

Eligibility. The Plan provides that Awards may be granted to any employee or non-employee director of the Company or its subsidiaries. Incentive stock options may be granted only to employees. The maximum number of shares that may be issued upon the exercise of incentive stock options shall not exceed 500,000 in the aggregate. The maximum number of shares that may be awarded to a participant pursuant to an Award that is intended to qualify as “performance based compensation” under section 162(m) of the Code (a “Qualified Performance-Based Award”) in any one performance period shall not exceed 500,000 in the aggregate.

Administration. A committee appointed by the Board of Directors consisting of two or more non-employee, outside directors (or in the absence of such committee, the Board of Directors) (the “Committee”) will administer the Plan. Subject to the other provisions of the Plan, the Committee has the authority to:

•	interpret the Plan;

•	establish and amend rules and regulations relating to the Plan;

•	select the participants and determine the type of Awards to be made to participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of Awards; and

•	make all other determinations it deems necessary or advisable for the administration of the Plan.

Each Award granted under the Plan will be evidenced by a written award agreement between the participant and the Company, which will describe the Award and state the terms and conditions to which the Award is subject. The principal terms and conditions of each particular type of Award are described below.

If any Award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Award will again be available for future grant. If there is any change in the Company’s corporate capitalization, the Committee in its sole discretion may cancel and make substitutions of Awards or may adjust the number of shares available for award under the Plan, the number and kind of shares covered by Awards then outstanding under the Plan and the exercise price of outstanding options and stock appreciation rights.

Options

An option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”). Each option agreement will specify the exercise price, the type of option, the term of the option, the date when the option will become exercisable and any applicable performance goals.

Exercise Price. The Committee will determine the exercise price of an option at the time the option is granted. The exercise price under an option will not be less than 100% of the fair market value of Common Stock on the date the option is granted. However, any participant who owns more than 10% of the combined voting power of all classes of the Company’s outstanding Common Stock (a “10% Stockholder”) will not be eligible for the grant of an incentive stock option unless the exercise price of the Option is at least 110% of the fair market value of the Common Stock on the date of grant.

Term of the Option. The term of an option granted under the Plan will be no longer than ten years from the date of grant. In the case of an incentive stock option granted to a 10% Stockholder, the term will be for no more than five years from the date of grant.

Consideration. The means of payment for shares issued upon exercise of an option will be specified in each option agreement and generally may be made in cash, through a broker or bank from the proceeds of the sale of the shares purchased through the exercise of the option (a “cashless exercise”), or with other shares of Common Stock owned by the optionee.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock from the date of the grant of the SAR and the date of exercise. Any grant shall specify the time or times at which the SAR may become exercisable, the method of settlement (i.e., in cash or shares of Common Stock or a combination thereof) and any other terms and conditions applicable to the SAR. The term of SAR granted under the Plan will be no longer than ten years from the date of grant.

Restricted Stock and Deferred Stock

An Award of restricted stock is a grant to the recipient of a specified number of shares of Common Stock which are subject to forfeiture upon specified events during the restriction period. Each grant of restricted stock will specify the length of the restriction period and will include restrictions on transfer to third parties during the restriction period. Unless otherwise provided in the applicable Award agreement, during the restriction period, the recipient has the right to receive dividends on, and to vote, the shares of restricted stock. In the sole discretion of the Committee, the Award agreement may also provide for a cash payment to reimburse the recipient for his or her tax liability in connection with the grant or vesting of restricted stock.

An Award of deferred stock is an agreement by the Company to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period, subject to the fulfillment of conditions specified in the Award agreement.

General Provisions

Vesting. Each grant of deferred stock shall specify the deferral period and any other conditions to which future delivery of shares to the recipient is subject, including any applicable performance goals. Each grant of restricted stock shall specify the duration of the restriction period and any other conditions under which the restricted stock would be forfeitable to the Company, including any applicable performance goals. Each grant of options or SARs shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable.

Performance-Based Awards. The Committee may condition the grant and vesting or exercise of options, stock appreciation rights, restricted stock and deferred stock on the achievement of performance goals established by the Committee. Performance goals may be established on a Company-wide basis; with respect to one or more subsidiaries, business units, divisions, departments, or functions; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

In the case of Qualified Performance-Based Awards, the applicable performance goals are limited to one or more of the following:

•	specified levels of or increases in the Company’s, a division’s, or a subsidiary’s return on capital, equity or assets;
•

earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	net economic profit (which is operating earnings minus a charge to capital);
•	net income;
•	sales;
•	sales growth;
•	gross margin;
•	direct margin;
•	share price (including but not limited to growth measures and total stockholder return);
•	operating profit;
•	per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);
•	inventory turns;
•	financial return ratios;
•	market share;
•	balance sheet measurements such as receivable turnover;
•	improvement in, or attainment of expense levels;
•	improvement in, or attainment of working capital levels;
•	debt reduction;
•	strategic innovations;
•	customer or employee satisfaction;
•	individual objectives; and
•

any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company or a subsidiary (or other business unit).

Nontransferability of Awards. In general, during a participant’s lifetime, his or her Awards shall be exercisable only by the participant and shall not be transferable other than by will or the laws of descent and distribution. However, the Committee may provide for limited lifetime transfers of Awards, other than incentive stock options.

Effective Date, Amendments, and Termination of the Plan. The Plan shall be effective on the date it is approved by the Stockholders. The Board of Directors has the authority to amend or terminate the Plan at any time; provided, however, that Stockholder approval is required for any amendment which increases the number of shares of Common Stock subject to the Plan, decreases the price at which Awards may be granted or extends the maximum term of Awards. The Plan will continue until the tenth anniversary of its approval by the Stockholders unless earlier terminated by the Board of Directors.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

Non-Qualified Options. A participant realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will realize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Under the Plan, non-qualified options may, if permitted under the applicable Award agreement, be exercised in whole or in part with shares of Common Stock held by the participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options. A participant realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will realize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the Plan, incentive stock options may, if permitted under the applicable Award agreement, be exercised in whole or in part with shares of Common Stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs. A participant realizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a participant will realize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and the Company will be entitled to a corresponding deduction.

Restricted Stock. Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made generally will be treated as dividend income.

Deferred Stock. A participant realizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Withholding. The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The Committee may allow a participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation, or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

Section 162(m) Limitations. The Company’s entitlement to a deduction with respect to any Award is subject to section 162(m) of the Code, which limits the deductibility of compensation paid to certain executive officers, unless such compensation is “performance-based compensation” and meets certain other requirements outlined in Code Section 162(m) and related regulations. Awards under the Plan that are Qualified Performance-Based Awards are intended to meet these requirements.

Your Board of Directors unanimously recommends a vote FOR the adoption of the 2006 Stock –Based Incentive Compensation Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation that we paid for services rendered to our executive officers during our fiscal years ended August 31, 2005, 2004 and 2003 and to our former chief executive officer and president.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Number of Options	Long Term Incentive Payouts	All Other Compensation
Dinesh R. Desai (1)	2005	$19, 731	—	—	—	—	—	$350,000	(4)
Chief Executive	2004	$—	—	—	—	—	—	$116,664	(4)
Officer	2003	$—	—	—	—	—	—	$—

Brian McAdams (1)	2005	$13,846	—	—	—	—	—	—
Vice Chairman	2004	$—	—	—	—	—	—	—
	2003	$—	—	—	—	—	—	—

Keith Grabel (2)	2005	$258,654	$381,250	—	—	—	—	—
President – Westwood	2004	$192,074	$498,750	—	—	—	—	—
Operations	2003	$161,408	$217,275	—	—	—	—	—

Mary Grabel (3)	2005	$258,654	$38,201	—	—	—	—	—
Treasurer – Westwood	2004	$124,901	$542,000	—	—	—	—	—
Computer Corporation	2003	$58,672	$245,000	—	—	—	—	—

Stephen C. Donnelly (1)	2005	$12,462	—	—	—	—	—	—
Chief Financial	2004	$—	—	—	—	—	—	—
Officer	2003	$—	—	—	—	—	—	—

John P. Howlett (5) Former Chief Executive Officer and Current Vice Chairman of Corporate Development	2005 (August)	$94,310	—	—	—	—	—	$6,354	(6)
	2005 (March)	$229,280	—	—	—	—	—	$15,250	(6)
	2004 (March)	$216,300	—	—	—	—	—	$18,553	(6)

Ronald A. Seitz (5)	2005 (August)	$94,310	—	—	—	—	—	$1,893	(7)
Former Chief	2005 (March)	$229,280	$25,000	—	—	—	—	$4,544	(7)
Operating Officer and	2004 (March)	$216,300	—	—	—	—	—	$6,642	(7)
Former President,
Current President,
Northeast and Southeast
Operations

(1)	Members of the new executive management team as of August 5, 2005 pursuant to the Merger. These individuals were not employed by the Company or its predecessors before August 5, 2005.
(2)

Member of the new executive management team as of August 5, 2005 pursuant to the Merger. President of Darr since April 16, 2004. President of Westwood during the entire three year period ended August 31, 2005.

(3)	Spouse of Keith Grabel.
(4)	Management fees accrued to DARR Global Holdings, Inc. at an annual rate of $350,000 beginning April 16, 2004. DARR Global Holdings, Inc. is a management consulting firm 100% owned by Mr. Desai.
(5)	Former executive officers of Emtec, Inc. prior to August 5, 2005. Compensation amounts for the two earliest years are based upon former March fiscal year end of Emtec. Compensation amount for the current year is for the period of April 1, 2005 through August 31, 2005. John Howlett is currently Vice Chairman of Corporate Development. Ron Seitz is currently president of Emtec’s Northeast and Southeast Operations.

(6)	Reflects employer contributions for life insurance premiums and for disability insurance premiums.
(7)	Reflects employer contribution for life insurance premiums.

Stock Option Grants During Fiscal Year 2005

None of the named executive officers listed in the Summary Compensation Table were granted stock options during the fiscal year ended August 31, 2005 nor did any such officers hold any unexercised stock options as of August 31, 2005.

Executive Employment Agreements

John Howlett. We entered an employment agreement, dated as of July 14, 2005, with Mr. Howlett, pursuant to which Mr. Howlett is to serve as our President of Northeast Operations for a period commencing on the effective date of the Merger (the “Effective Date”) and terminating on August 31, 2008, although this term may be extended annually for additional one-year periods with the mutual consent of the parties. Under the terms of this agreement, Mr. Howlett is entitled to receive a base salary of $230,000, which shall be increased by 5% each year of the initial term of employment. In addition, Mr. Howlett is eligible to receive both an annual bonus of $100,000 and a bonus targeted at 50% of his base salary based upon the achievement by Emtec of performance criteria set forth in the employment agreement.

Mr. Howlett’s employment is subject to early termination in the event of his death or disability or in the event that either he or Emtec elect to terminate his employment. In the event his employment is terminated for any reason during the term of the agreement, Mr. Howlett will be entitled to any earned or accrued but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of Emtec in which he was a participant during his employment with Emtec in accordance with the terms of the employment agreement. In the case that Mr. Howlett’s employment is terminated by us without cause or his employment terminates in the event of death or disability, he will be entitled to his base salary for the entire initial term of employment and to a pro-rata bonus payment for the year of his termination, as set forth in the employment agreement. In January 2006, Mr. Howlett was named Vice Chairman of Corporate Development; all other terms of his employment agreement remained unchanged.

Ronald Seitz. We entered an employment agreement, dated as of July 14, 2005, with Mr. Seitz, pursuant to which Mr. Seitz is to serve as our President of Southeast Operations for a period commencing on the Effective Date and terminating on August 31, 2008, although this term may be extended annually for additional one-year periods with the mutual consent of the parties. Under the terms of this agreement, Mr. Seitz is entitled to receive a base salary of $230,000, which shall be increased by 5% each year of the initial term of employment. In addition, Mr. Seitz is eligible to receive both an annual bonus of $100,000 and a bonus targeted at 50% of his base salary based upon the achievement by Emtec of performance criteria set forth in the employment agreement.

Mr. Seitz’s employment is subject to early termination in the event of his death or disability or in the event that either he or Emtec elect to terminate his employment. In the event his employment is terminated for any reason during the term of the agreement, Mr. Seitz will be entitled to any earned or accrued but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of Emtec in which he was a participant during his employment with Emtec in accordance with the terms of the employment agreement. In the case that Mr. Seitz’s employment is terminated by us without cause or his employment terminates in the event of his death or disability, he will be entitled to his base salary for the entire initial term of employment and a pro-rata bonus payment for the year of his termination, as set forth in the employment agreement. In March 2006, Mr. Seitz was also named as President of our Northeast and Southeast Operations; all other terms of his employment agreement remained unchanged.

Keith Grabel. Westwood entered an employment agreement, dated as of April 16, 2004, with Mr. Grabel, pursuant to which Mr. Grabel is to serve as president of that company, for an initial period commencing on April 16, 2004, and terminating on April 16, 2009, which will automatically be extended for one (1) additional year at the end of the initial five (5) year term, and again each successive year thereafter. Such annual extensions may cease by either party delivering written notice of such cessation to the other party with at least sixty (60) days notice. Under the terms of this agreement, Mr. Grabel is entitled to receive an annual base salary of (i) $250,000 in the first year of the term of employment, (ii) $275,000 in the second year of the term of employment, (iii) $300,000 in the third year of the term of employment, and (iv) $325,000 in the fourth year of the term of employment. Mr. Grabel’s base salary for each year will be increased to 200% of his then-current salary in the event that Westwood terminates its employment agreement with Margaret Grabel. In addition, Mr. Grabel is to receive an annual bonus of (i) $375,000 in the first year of the term of employment, (ii) $400,000 in the second year of the term of employment, (iii) $440,000 in the third year of the term of employment, and (iv) $400,000 in the fourth year of the term of employment, payable in quarterly installments in each year.

Mr. Grabel’s employment is subject to early termination in the event of his death or disability or in the event that either he or Westwood elect to terminate his employment under certain circumstances. In the event his employment is terminated by Mr. Grabel during the term of the agreement, Mr. Grabel will be entitled to (i) any earned but unpaid base salary through the date of termination, (ii) a pro rata portion of his termination salary, which shall be (a) $150,000 for the first year of the term of employment, (b) $200,000 for the second year of the term of employment, (c) $250,000 for the third year of the term of employment, (d) $300,000 for the fourth year of the term of employment, and (v) $350,000 for the fifth year of the term of employment, (iii) payment for accrued vacation days, (iv) any bonus payments, and (v) all amounts payable and benefits accrued under any applicable plan, or arrangements of the company. In the event Westwood terminates Mr. Grabel’s employment for any reason, Mr. Grabel will be entitled to (i) all amounts due to him under the agreement, (ii) all amounts due and owing under the note made by Westwood in the amount of $750,000 in favor of Four Kings Management LLC and (iii) all amounts due and owing under the 5% note and 8% note made by Westwood in favor of Mr. Grabel.

Mr Desai, Mr. McAdams, and Mr. Donnelly are currently paid a salary of $285,000, $200,000 and $180,000, respectively on an annual basis. The Board of Directors intends to put employment contracts in place in 2006 for these three executives.

Compensation Committee Interlocks and Insider Participation

Currently, there is no compensation committee. The members of the entire Board deliberate and decide compensation.

Report of the Board Regarding Executive Compensation

The Board as a whole meets to discuss executive compensation. For fiscal year 2006, the Board has determined as follows.

Executive Compensation Summary

Executive Compensation Program. The Company’s executive compensation program is designed to attract and retain highly qualified executives and to motivate them to contribute to the Company’s goals and objectives and its overall financial success. Compensation for the Company’s executives may consist of both cash and equity-based compensation. In determining executive compensation, the Board reviews and evaluates information supplied by management and bases decisions on management recommendations as well as on the Company’s performance and on the individual’s contribution and performance.

Salary. The Board reviews the salary of each executive officer in relation to previous salaries, personal performance, and salaries of executive officers in the industry and general economic conditions. The salaries are set at levels intended to motivate and retain highly qualified executives whom the Board believes are important to the continued success of the Company.

Bonuses. The Company has an annual incentive payment program for executive officers that is intended to encourage and reward excellent individual performances by managers who make significant contributions to the Company’s financial success. An executive officer could earn bonus compensation based in part upon achievement by the Company of certain financial performance objectives and in part by achievement of individual operating objectives designed to enhance future performance by the Company. No performance bonuses were paid in 2005. However, bonuses were paid to Keith Grabel in accordance with the terms of his employment agreement and Mary Grabel pursuant to a letter agreement.

Non-Cash Incentives. The Company has the ability to grant stock options and restricted stock to provide long-term incentives for the executive officers. Although none of the named executive officers listed in the Summary Compensation Table were granted stock options during the fiscal year ended August 31, 2005, future option grants under the 2006 Stock Based Incentive Compensation Plan are designed to better align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. The number of shares subject to each option grant is based on the officer’s level of responsibility, relative position within the Company, and is approved by the Board of Directors.

2005 Compensation of Chairman and Chief Executive Officer

The Board determined the 2005 compensation for Mr. Desai’s service as Chairman and Chief Executive Officer in accordance with the guidelines described above. Mr. Desai is currently paid a salary of $285,000 on an annual basis. Based on the scope of services that he has and will be asked to perform from time to time, the Board determined that his salary and incentive compensation levels are reflective of the market place for senior executive level financial and business advisors and for the type of services that Mr. Desai performs.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Board believes that all of the compensation awarded to the Company’s executive officers during 2005 is fully deductible in accordance with this limit.

The members of the Board of Directors respectfully submit this report.

Board of Directors
Dinesh R. Desai	Brian McAdams
Gregory Chandler	Keith Grabel

MANAGEMENT

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Offices Presently Held
Dinesh R. Desai	56	Chairman of the Board and Chief Executive Officer
Brian McAdams	63	Vice Chairman
Keith Grabel	53	President – Westwood Operations
Stephen C. Donnelly	48	Chief Financial Officer
John P. Howlett	61	Vice Chairman of Corporate Development
Ronald A. Seitz	58	President – Northeast and Southeast Operations
Philip Spagnola	50	President – Commercial Business Division
Sam Bhatt	38	Vice President of Finance and Secretary

Please see the disclosure earlier in this Proxy for information the respective backgrounds and experiences of Mr. Desai, Mr. McAdams and Mr. Grabel.

Stephen Donnelly. Since 2002, Mr. Donnelly has been the Chief Financial Officer of DARR Global Holdings, Inc. a management consulting firm. Since 2004, he has served as an officer for Westwood Computer Corporation. Between 1993 and 2002, Mr. Donnelly worked as a Manager and Managing Director for Acquisition Management Services, Inc., a merger and acquisition advisory firm. Prior to that, he has worked as a Director of Operations for a privately-held human resource and employee benefits software developer and as a Financial Manager for a healthcare organization. Mr. Donnelly began his career with the accounting firm of PriceWaterhouse. He is a Certified Public Accountant with a Bachelor’s degree in Accounting from Villanova University (in 1980).

John P. Howlett. Since January 2006, John P. Howlett has been Vice Chairman of Corporate Development. Prior to January 2006, Mr. Howlett was President of Emtec – Northeast Operations since August 5, 2005. Prior to August 5, 2005 he was our Chairman of the Board and Chief Executive Officer since January 17, 2001 and Chief Executive Officer of Emtec-NJ since August, 1997 and Chairman of Emtec-NJ since August, 1998. He has been a director of Emtec-NJ since October, 1996. Mr. Howlett was the founder (in 1983) of Cranford, New Jersey-based Comprehensive Business Systems, Inc. (CBSI). CBSI primarily provided microcomputer systems, network integration, training, and data communications to mid-size and Fortune 1000 corporations. In October 1996, CBSI merged into Emtec-NJ. Prior to founding CBSI, Mr. Howlett was with the AT&T Long Lines Division for twelve years. He earned a Bachelor of Science degree in Electrical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana, and a Master of Business Administration degree from Fairleigh Dickinson University in New Jersey. A Vietnam veteran, Mr. Howlett served in the U.S. Army for four years.

Ronald A. Seitz. Since March 2006, Ronald A. Seitz has been President of Emtec – Northeast and Southeast Operations. Prior to March 2006, Mr. Seitz was President of Emtec – Southeast Operations

since August 5, 2005. Prior to August 5, 2005 he was our President and Chief Operating Officer since February 2003 and Executive Vice-President and a director since January 17, 2001 and Executive Vice President of Emtec-NJ since March, 1996. Prior to that he was the Chief Operating Officer of Emtec-NJ. He has been a director of Emtec-NJ since April, 1995. Mr. Seitz was the founder (in 1980) of Charleston, South Carolina-based Computer Source, Inc. (CSI). CSI primarily provided microcomputer systems, network integration, and data communications to mid-size and Fortune 1000 corporations. In April 1995, CSI merged with Landress Information Systems of Mt. Laurel, New Jersey to become Emtec-NJ. Prior to founding CSI, Mr. Seitz was employed for six years as an engineer with the U.S. government in Washington, DC. He graduated from North Carolina State University with a Bachelor of Science degree and from George Washington University with an MBA in computer science. Mr. Seitz also holds a DMD degree from the Dental School at the Medical University of South Carolina.

Philip Spagnola. Since January 2006, Philip Spagnola has been President of Emtec’s Commercial Business Division. Prior to January 2006 he was our Vice President of Sales since February 2005. Previously, Mr. Spagnola held senior management positions at Unisys, Digital Equipment Corporation and General Electric over the past twenty six years. Mr. Spagnola is a 1977 graduate of the University at Albany where he earned a Bachelor of Science degree in Business and earned a Master’s degree in Management from the Hartford Graduate Center in 1984.

Sam Bhatt. Since August 5, 2005, Sam Bhatt has been Vice President of Finance and Secretary. Prior to August 5, 2005 he was our Vice President of Finance and Treasurer of Emtec since January 17, 2001 and of Emtec-NJ since July 2000. Prior to that and from July, 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July, 1997) and of Senior Accountant (from 1992 to 1994). Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 14, 2006, the beneficial ownership of shares of our Common Stock held by each of our directors, by each executive officer named in the Summary Compensation Table herein, by each person known by us to be the owner of 5% or more of our Common Stock and by all current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Dinesh R. Desai	8,900,825	(3)	56.8%
Brian McAdams	0		0.0%
Keith Grabel	1,905,622	(4)	13.3%
Stephen C. Donnelly	0		0.0%
John P. and Rosemary A. Howlett	595,759	(5)	4.1%
Ronald A. Seitz	352,765	(6)	2.5%
Gregory Chandler	0		0.0%
Mary Margaret Grabel	2,225,206	(7)	15.1%
Carla Seitz P.O. Box 2243 Mt. Pleasant, SC 29465	332,858	(8)	2.3%
All executive officers and directors as a group (7 persons)	9,849,349		62.9%

(1)	Each stockholder’s address is c/o Emtec, Inc., 572 Whitehead Road, Bldg#1, Trenton, New Jersey, 08619, unless otherwise indicated.
(2)

As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of April 14, 2006.

(3)	Held by Mr. Desai through DARR Westwood LLC. Includes 1,278,337 shares issuable upon exercise of a warrant equal to 8% of outstanding Common Stock of the Company.
(4)	Includes 1,905,622 shares owned by Mary Margaret Grabel, Mr. Grabel’s spouse. Mr. Grabel disclaims any beneficial ownership in these shares.
(5)	Owned jointly with Rosemary Howlett, Mr. Howlett’s spouse.
(6)	Excludes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse. Mr. Seitz disclaims any beneficial interest in these shares.
(7)	Includes 319,584 shares issuable upon exercise of a warrant equal to 2% of outstanding Common Stock of the Company.
(8)	Excludes 352,765 shares owned by Ronald A. Seitz, Mrs. Seitz’s spouse. Mrs. Seitz disclaims any beneficial ownership in these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the period ended April 16, 2004, Westwood Computer Corporation (“Westwood”) held a note receivable from a company controlled by its former stockholders which was repaid through periodic payments. In connection with the Darr’s acquisition of Westwood’s capital stock, completed April 16, 2004, the note receivable was distributed to the former stockholders of Westwood through a dividend in the amount of $399,958. Interest income recorded on this note for the period ended April 16, 2004 totaled $21,483. There were no other dividends paid to common stockholders during the five year period ended on August 31, 2005.

Pursuant to a Management Services Agreement dated April 16, 2004 by and between DARR Global Holdings, Inc. and Westwood, Westwood is being charged a monthly management fee of $29,166 by DARR Global Holdings, Inc. DARR Global Holdings, Inc. is a management consulting firm, which is 100% owned by Mr. Dinesh Desai, our Chairman and Chief Executive Officer. The initial term of this agreement runs through April 2009.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey. This space is leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, our director and an executive officer, Mrs. Mary Margaret Grabel, spouse of our director and an executive officer, and Mr. David Micales, our Vice President of Operations are members. The lease term is through April 2009 with monthly base rent of $15,000.

We are occupying approximately 21,000 square feet of office and warehouse space in a 70,000 square foot building in Suwannee, Georgia. This space is leased from GS&T Properties, LLC, in which Messrs. John Howlett and Ronald Seitz, each an executive officer of our company, are passive investors, each owning an approximate 10% equity interest. The lease term is through November 2009 with monthly base rent of $15,000.

Mr. Gregory Chandler, our independent director, is employed by Janney Montgomery Scott (“Janney”) as a Managing Director. Janney acted as Investment Advisor to Darr in the Merger. Janney received a $10,000 retainer and was paid $250,000 by Darr upon the closing of the Merger.

In connection with our self tender offer, two of our current officers, John Howlett and Ronald Seitz, tendered shares. After accounting for proration, 805,152 shares were accepted for tender from Mr. Howlett, with an aggregate purchase price of $1,545,891. and 476,754 shares were accepted for tender from Mr. Seitz, with an aggregate purchase price of $915,367.

Other Agreements

Subordinated Note held by Darr Westwood LLC. Westwood has issued a promissory note dated April 16, 2004 to Darr Westwood LLC, a Delaware limited liability company, of which Mr. Desai is the sole member, or permitted assigns, whereby Westwood promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Westwood must pay to the holder of the note (i) $194,482 on April 16, 2007, (ii) $323,859 on April 16, 2008, and (iii) $231,659 on April 16, 2009, the date the note matures. Accrued interest from April 16, 2004, until March 28, 2007, is due on March 28, 2007. Accrued interest from March 28, 2007 until March 28, 2008 is due on March 28, 2008. Accrued interest from

March 28, 2008 until April 16, 2009 is due on April 16, 2009. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Westwood, subject to annual adjustments, total payments are capped at $120,000 per year.

Subordinated Note held by Four Kings Management LLC. Westwood has issued a promissory note dated April 16, 2004 to Four Kings Management LLC, a Delaware limited liability company, which is an affiliate of Keith Grabel, or permitted assigns, whereby it promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Westwood must pay to the holder of the note a principal monthly repayment beginning on May 16, 2005 of $9,000 until the note has matured. Interest is payable on the last business day of each month beginning on April 30, 2004. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Westwood, subject to annual adjustments, total payments are capped at $120,000 per year.

5% Junior Subordinated Note held by Keith Grabel. Westwood has issued certain promissory notes dated April 16, 2004 to Keith Grabel and certain of his family members, whereby it promises to pay to the holders of the notes the aggregate principal sum of $313,695. Interest on the unpaid balance of the aggregate principal amount of the notes is payable at a rate of five percent (5%) per annum. The notes reach maturity on April 16, 2009. Until that date, Westwood must pay to the holders of the notes (i) thirty percent (30%) of the principal amount on April 16, 2006, (ii) thirty percent (30%) of the principal amount on April 16, 2007, (iii) twenty percent (20%) of the principal amount on April 16, 2008, and (iv) twenty percent (20%) of the principal amount on April 16, 2009. Each principal payment is accompanied by all interest then accrued and unpaid on the notes.

8% Junior Subordinated Note held by Keith Grabel. Westwood has issued certain promissory notes dated April 16, 2004 to Keith Grabel and certain of his family members, whereby it promises to pay to the holders of the notes the aggregate principal sum of $941,083. Interest on the unpaid balance of the aggregate principal amount of the notes is payable at a rate of eight percent (8%) per annum. The notes reach maturity on April 16, 2007. Until the date of maturity, Westwood must pay to the holders of the notes 16.67% of the aggregate principal amount due every six months. The first such payment took place on October 16, 2004, and the last payment is scheduled for April 16, 2007, the date the notes mature. Each principal payment is accompanied by all interest then accrued and unpaid on the notes.

8% Subordinated Promissory Note held by Darr Westwood LLC. In connection with the Merger and in exchange for certain preferred stock in Darr held by Darr Westwood LLC, Darr issued a promissory note dated August 5, 2005 to Darr Westwood LLC whereby it promises to pay to the holder of such note the principal sum of $1.102,794. Interest on the unpaid balance of the principal amount of the note is payable at a rate of eight percent (8%) per annum. The note matures on April 16, 2009. Principal on the note is due in a single payment on the maturity date. Interest is payable annually beginning on August 5, 2008.

Family Relationships

Mary Margaret Grabel, the spouse of Keith Grabel, is an employee of Westwood and is the owner of approximately fifteen percent (15%) of our outstanding Common Stock. There are no other family relationships among our director or officers.

PERFORMANCE GRAPH

The following graph illustrates the cumulative total stockholder return (rounded to the nearest whole dollar) of our Common Stock during the period from March 31, 2001 through August 31, 2005 and compares it to the cumulative total return on (i) the Nasdaq Composite Index and (ii) the Peer Group Index (capitalization weighted). The comparison assumes a $100 investment on March 31, 2001 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. This table is not intended to forecast future performance of our Common Stock.

EMTEC, INC.

RELATIVE MARKET PERFORMANCE

TOTAL RETURN MARCH 31, 2001 – AUGUST 31, 2005

COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*

AMONG EMTEC, INC, THE NASDAQ STOCK MARKET (U.S.) INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

0

50

100

150

200

250

300

3/01

3/02

3/03

3/04

3/05

8/05

D

O

L

L

A

R

S

EMTEC, INC

NASDAQ STOCK MARKET (U.S.)

NEW PEER GROUP

OLD PEER GROUP

(1) Graph assumes $100 invested on March 31, 2001 in the Company’s Common Stock, the Nasdaq Composite Index and the Peer Group Index (capitalization weighted).

(2) Cumulative total return assumes reinvestment of dividends, if any.

(3) The Company has constructed an Old Peer Group Index consisting of other computer systems integrators that also provide information technology consulting services to their clients, including MTM Technologies, Inc. (formerly Micros to MainFrames Inc), Pomeroy IT Solutions, Inc. (formerly Pomeroy Computer Resources), and TransNet Corporation. The Company has also constructed a New Peer Group Index similarly consisting of other computer systems integrators that also provide information technology consulting services to their clients, including MTM Technologies, Inc., Pomeroy IT Solutions, Inc., TransNet Corporation, GTSI, Enpointe Technologies, Halifax and INSIGHT Enterprises. The Company believes that these companies most closely resemble the Company’s business mix and that their performance is representative of the industry.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with the Company, we believe that during the past four fiscal years, such reporting persons complied with the filing requirements of said Section 16(a) or any filing delinquencies by such persons were reported under the Exchange Act, except that Dinesh Desai, Brian McAdams, Keith Grabel, Stephen Donnelly and Gregory Chandler did not file on a timely basis a Form 3 reflecting their initial statement of beneficial ownership and John Howlett and Ronald Seitz did not file on a timely basis Form 4s reflecting one transaction, respectively.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Under SEC rules, qualified stockholders intending to present a proposal at the 2007 Annual Meeting and have it included in our proxy statement must submit the proposal in writing to Stephen C. Donnelly, Chief Financial Officer, Emtec, Inc., 572 Whitehead Road, Trenton, New Jersey 08619. We must receive the proposal no later than October 15, 2006, and the proposal must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Stockholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy statement or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2005 with the Securities and Exchange Commission on December 14, 2005. A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Stockholder. Requests for copies of the Annual Report should be sent to: Sam Bhatt, Secretary, 572 Whitehead Road, Trenton, New Jersey 08619.

By Order of the Board of Directors

/s/ Sam Bhatt

Sam Bhatt

Corporate Secretary

Exhibit - A

EMTEC, INC.

2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

EMTEC, INC.

2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

Section 1.       Purpose of the Plan. The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued Employees and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees and Non-Employee Directors.

Section 2.       Definitions. As used herein, the following definitions shall apply:

2.1.    “Award” means an award of Deferred Stock, Restricted Stock, Options, SARs or other stock-based award under the Plan.

2.2.    “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3.    “Board” means the Board of Directors of the Company.

2.4.    “Cause” means, (i) if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, “Cause” shall have the same meaning as such term is defined therein; (ii) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall have the same meaning as such term is defined in the applicable Award Agreement; and (iii) if the applicable Participant is not a party to any effective employment, consulting, severance or similar agreement or no definition of “Cause is set forth in the applicable employment, consulting, severance or similar agreement, and no definition of “Cause” is set forth in the applicable Award Agreement, the existence of “Cause” shall be determined in good faith by the Committee from time to time as circumstances dictate; provided that the Committee shall provide notice to the Participant of such determination and an opportunity for the Participant to cure such event (if the Committee determines such event is reasonably curable).

2.5.    “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.6.    “Common Stock” means the common stock of the Company, par value $.01 per share.

2.7.    “Company” means Emtec, Inc., a Delaware corporation, or any successor corporation.

2.8.    “Committee” means the committee of two or more directors appointed by the Board to administer the Plan under Section 4, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder. In the absence of the appointment of any such Committee, any action permitted or required to be taken hereunder by the Committee shall be deemed to refer to the Board.

2.9.    “Deferred Stock” means an Award made under Section 6.4 of the Plan to receive Common Stock at the end of a specified Deferral Period.

2.10.  “Deferral Period” means the period during which the receipt of Common Stock pursuant to a Deferred Stock Award under Section 6.4 of the Plan will be deferred.

2.11.  “Employee” means an officer or other employee of the Company or a Subsidiary, including a director who is such an employee.

2.12.  “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

2.13.  “Fair Market Value” means on any given date, (i) if the Common Stock is not traded in a public market, the value per share of the Common Stock as determined by the Committee in good faith, in accordance with applicable law, or (ii) if the Common Stock is traded in a public market, (x) if the Common Stock is listed on a national securities exchange or traded on the Nasdaq system or the Nasdaq National Market, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or the Nasdaq National Market, or (y) if the Common Stock is traded over-the-counter on the date in question but is not traded on the Nasdaq system or the Nasdaq National Market, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Common Stock is quoted. For purposes of the application of clause (ii) hereof, if no sale is made on the applicable date, then the Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made.

2.14.  “Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.15.   “Non-Employee Director” means a member of the Board who is not an Employee.

2.16.  “Non-Qualified Option” means an Option or portion thereof not intended to be an Incentive Stock Option, and designated as a Non-Qualified Option.

2.17.  “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of shares of Common Stock at a specified price. An Option may be an Incentive Option or a Non-Qualified Option.

2.18.  “Participant” means any individual who receives an Award.

2.19.  “Performance Cycle” means the period selected by the Committee during which the performance of the Company, any Subsidiary, or any department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.20.   “Performance Goals” means the performance goals established in the sole discretion of the Committee for individuals who are eligible to receive Awards under the Plan. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Goals applicable to a Qualified Performance-Based Award shall be limited to: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; individual objectives; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and Subsidiaries (or any business unit thereof); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.21.  “Plan” means the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan herein set forth, as amended from time to time.

2.22.  “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code and the regulations issued thereunder. The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

2.23.  “Restricted Stock” means Common Stock awarded by the Committee under Section 6.3 of the Plan.

2.24.  “Restriction Period” means the period during which Restricted Stock awarded under Section 6.3 of the Plan is subject to forfeiture.

2.25.  “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan.

2.26.  “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.27.  “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

Section 3.       Eligibility. Any Employee or Non-Employee Director shall be eligible to receive an Award; provided, however, that only persons who are employees of the Company or any subsidiary corporation (within the meaning of Section 424(f) of the Code) may be granted Options which are intended to qualify as Incentive Stock Options.

Section 4.       Administration and Implementation of Plan.

4.1.    The Plan shall be administered by the Committee; provided, however, that the Board shall administer and otherwise exercise all powers of the Committee under the Plan with respect to Awards granted to Non-Employee Directors. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their employees, Participants, persons claiming rights from or through Participants and stockholders of the Company.

4.2.    Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees and Non-Employee Directors who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (v) determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; and (vii) make all other determinations as it may deem necessary or advisable for the administration of the Plan.

Section 5.       Shares of Common Stock Subject to the Plan.

5.1.    Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for Awards under the Plan shall be 1,400,000 shares; provided that no more than 500,000 shares of Common Stock may be issued pursuant to Incentive Stock

Options, and no more than 500,000 shares may be awarded to any Employee as a Qualified Performance-Based Award in any one Performance Cycle. Common Stock awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury.

5.2.    If any shares subject to an Award are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.

Section 6.       Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. All Awards, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1.    Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price. Options may be either Incentive Stock Options or Non-Qualified Stock Options; provided that Incentive Stock Options may not be granted to Non-Employee Directors. The grant of Options shall be subject to the following terms and conditions:

(a)      Exercise Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant (110% of Fair Market Value in the case of an Incentive Stock Option granted to a Ten Percent Shareholder).

(b)      Term of Options: The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder).

(c)       Exercise of Option: Each Option grant shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including (i) whether the exercise price for an Option shall be paid in cash, with shares of Common Stock, with any combination of cash and shares of Common Stock, or with other legal consideration that the Committee may deem appropriate, (ii) the methods of payment, which may include payment by attestation of shares and through cashless exercise arrangements, to the extent permitted by applicable law, and (iii) the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option.

(d)      Incentive Stock Options: Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition (as defined in Section 421(b) of the Code) of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares.

6.2.    Stock Appreciation Rights. A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of a share of Common Stock on the date of grant. The grant of SARs shall be subject to the following terms and conditions:

(a)      Each SAR grant shall specify the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.

(b)      The term of a SAR shall in no event be greater than ten years.

6.3.    Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events during the Restriction Period. Such an Award shall be subject to the following terms and conditions:

(a)      Each Restricted Stock grant shall specify the duration of the Restriction Period and/or each installment thereof and the conditions under which the Restricted Stock may be forfeited to the Company.

(b)      During the Restriction Period, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c)      Upon determination of the number of shares of Restricted Stock to be granted to the Participant, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock be issued to the Participant with the Participant designated as the registered owner. The certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period. At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the number of shares of Restricted Stock as provided in the Award Agreement, and the legend shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

(d)      Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or shares of Common Stock) and to vote such shares of Restricted Stock.

(e)      In the sole discretion of the Committee, an Award Agreement regarding Restricted Stock may provide for a tax reimbursement cash payment to be made by the Company to any Participant in connection with the tax consequences resulting from an Award of Restricted Stock, the lapse of restrictions on any Restricted Stock or the payment by a Participant of any taxes related thereto, subject to such conditions as the Committee may specify.

6.4.    Deferred Stock. An Award of Deferred Stock is an agreement by the Company to deliver to the Participant a specified number of shares of Common Stock at the end of a specified Deferral Period. Such an Award shall be subject to the following terms and conditions.

(a)      Upon determination of the number of shares of Deferred Stock to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates specified in the applicable Award Agreement.

(b)      Unless otherwise provided in the applicable Award Agreement, prior to issuance and delivery of the Deferred Stock, the Participant shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to the Participant’s account.

(c)      Amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock Award will be paid to the Participant currently, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested on such terms as are determined at the time of the Award by the Committee, in its sole discretion, and specified in the Award Agreement.

(d)      The Deferral Period may consist of one or more installments. At the end of the Deferral Period or any installment thereof the shares of Deferred Stock applicable to such installment credited to the account of a Participant shall be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Award Agreement.

6.5.    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award other than an Award provided in Section 6.1, 6.2, 6.3 or 6.4 hereof that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan. Such stock-based Awards may include Awards granted in substitution for any other right of a Participant to receive payment of compensation from the Corporation or a Subsidiary.

6.6.    Performance-Based Awards.

(a)      In General: Any grant of an Award hereunder, and/or the vesting or exercise thereof, may be conditioned upon the attainment of Performance Goals established by the Committee.

(b)      Qualified Performance-Based Awards: In the case of a Qualified Performance-Based Award, the following provisions shall apply in addition to, and where necessary, in lieu of other provisions of the Plan:

(i)       References to the “Committee” in this Section 6.6(b) shall refer to a committee appointed by the Board consisting of at least two members, each of whom shall be an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

(ii)      Only Employees who are “Covered Employees” within the meaning of Section 162(m) of the Code shall be eligible to receive Qualified Performance-Based Awards. The Committee shall designate in its sole discretion which Covered Employees will be Participants for a Performance Period within the earlier of the (x) first 90 days of a Performance Period and (y) the lapse of 25% of the Performance Period.

(iii)    The Committee shall establish in writing within the earlier of the (x) first 90 days of a Performance Period and (y) the lapse of 25% of the Performance Period, and in any event, while the outcome is substantially uncertain, (A) Performance Goals for the Performance Period, and (B) in respect of such Performance Goals, a minimum acceptable level of achievement below which no payment will be made, and an objective formula or other method for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Goals.

(iv)    Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the period based upon the Performance Goals and the related formulas or methods as determined pursuant to Section 6.5(iii). The Committee shall then determine the actual amount payable under each Participant’s Award for the Performance Period, and, in doing so, may reduce or eliminate, unless otherwise and/or to the extent provided in the Award Agreement, the amount of the Award. In no event shall the Committee have the authority to increase Award amounts to any Covered Employee.

(v)      Awards granted or vesting with respect to a Performance Period shall be paid to Participants within a reasonable time after completion of the certification described in Section 6.5(iv).

6.7.    Additional Provisions Applicable to Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

Section 7.       Settlement of Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made pursuant to Awards under the Plan may be made in such forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards, or other property, and may be made in a single payment or transfer, or on an installment basis.

Section 8.       Exchange and Buy Out Provisions; Limitation on Repricing. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, shares of Common Stock, other Awards, or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made.

Section 9.       Termination for Cause. A Participant who is terminated for Cause shall, unless otherwise determined by the Committee, immediately forfeit, effective as of the date the Participant engages in such conduct, all unexercised, unearned, and/or unpaid Awards, including, without limitation, Awards earned but not yet paid or exercised, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

Section 10.      Adjustments upon Changes in Capitalization.

10.1. In the event of a stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, the Committee may make such adjustments as it deems necessary or appropriate, including without limitation, adjustments to (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, and (iv) the exercise or grant price relating to any Award; provided, however, in each case, that no adjustment shall be made that would (x) cause the Plan to violate Section 422(b)(1) of the Code with respect to Incentive Stock Options, (y) cause an Award to provide for the deferral of compensation under Section 409A of the Code, or (z) adversely affect the status of any Award that is a Qualified Performance-Based Award. Moreover, in the event of such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.

10.2. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 10.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the status of an Award as a Qualified Performance-Based Award.

Section 11.      Termination and Amendment.

11.1. Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if such action would (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 10 hereof), (ii) decrease the price at which Awards may be granted (other than decreases pursuant to Section 10 hereof), (iii) extend the maximum term of Awards under the Plan or the Plan itself, or (iv) make any other change that would require such stockholder approval pursuant to the terms of the Plan or any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise in its discretion, determine to submit other such changes to the Plan to the stockholders for approval. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto.

11.2. The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award as a Qualified Performance-Based Award.

Section 12.    No Right to Award, Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Subsidiary. For purposes of this Plan, transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment. Nothing contained herein or in any individual Award Agreement shall be construed to confer on any Non-Employee Director any right to continue as a director of the Company or reduce any right of the Company, the Board or the stockholders of the Company to remove such Non-Employee Director as a director of the Company, with or without cause.

Section 13.    Taxes. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. The preceding sentence shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock issued pursuant to an Award (including any net payments) shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 14.    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 15.    No Rights to Awards; No Stockholder Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

Section 16.    Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

Section 17.    Securities Law Requirements.

(a)      No shares of Common Stock may be issued hereunder if the Company shall at any time determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise issuable pursuant an Award granted hereunder, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such issuance. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

(b)      The Committee may require, as a condition to the issuance of shares hereunder, representations, warranties and agreements to the effect that such shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

Section 18.    Termination. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate on the 10-year anniversary of the effective date, and no Awards under the Plan shall thereafter be granted. No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Award then outstanding.

Section 19.    Fractional Shares. The Company will not be required to issue any fractional shares pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

Section 20.    Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.

Section 21.    Governing Law. The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

Section 22.    Adoption of Plan; Effective Date. The Plan shall become effective upon its approval by the stockholders of the Company, and no Award shall become exercisable, realizable or vested prior to such approval.

Appendix I

EMTEC, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned Stockholder of Emtec, Inc. (the “Company”), hereby revoking any contrary proxy previously given, hereby appoints Dinesh R. Desai, our Chairman and Chief Executive Officer, and Stephen C. Donnelly, our Chief Financial Officer, or any one of them (with full power to act alone and to designate substitutes and to make revocations) as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on April 14, 2006, at the 2006 Annual Meeting of Stockholders, to be held at the Courtyard Marriott Hotel, 260 Scotch Road, Ewing, New Jersey 08628, on Monday, May 8, 2006 at 10:00 a.m., or any adjournment or postponement thereof, for the items shown on the reverse and, in the discretion of the proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side). When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals set forth on the reverse side.

(Continued and to be Completed on Reverse Side.)

						FOR	AGAINST	ABSTAIN
1.	To elect the nominees listed below as Class A Directors (three year term).			3.	To ratify the Board’s selection of the firm of McGladrey & Pullen, LLP as independent auditors of the Company.
		NOMINEES
	FOR ALL NOMINEES		Dinesh R. Desai	4.	Approval of the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan.
			Brian McAdams
Gregory Chandler	This proxy confers authority to vote “FOR” the proposals listed unless otherwise indicated. If any other business is transacted at said meeting this proxy shall be voted in accordance with the judgment of the proxies. The Board of Directors recommends a vote “FOR” the listed proposals.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

				This proxy is solicited on behalf of the Board of Directors of Emtec, Inc. and may be revoked prior to its exercise.
	WITHHOLD AUTHORITY FOR ALL NOMINEES
	FOR ALL EXCEPT (See instructions below)

2.	To elect the nominees listed below as Class B Director (one year term).

		NOMINEES
	FOR ALL NOMINEES		Keith Grabel
	WITHHOLD AUTHORITY FOR ALL NOMINEES

	INSTRUCTIONS To withhold authority to vote for any individual nominee(s) Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here:

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:                                                                                         Date:

Signature of Stockholder:                                                                                         Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.